Investor Contact:    Alex Lewis
                                           877-784-7167
Media Contact:       Debbie Atkins
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FOR IMMEDIATE RELEASE

DENNY’S ANNOUNCES ORGANIZATONAL CHANGES;
APPOINTS CHIEF OPERATING OFFICER

SPARTANBURG, S.C., April 9, 2008 – Denny’s Corporation (NASDAQ: DENN) announced today changes in its senior management structure, as part of the company’s business model evolution to create a best in class restaurant operator and franchisor.

Under the new structure, four positions will now report directly to the Chief Executive Officer and President. The direct reports now include Chief Operating Officer, Chief Financial Officer/Chief Administrative Officer, Chief Marketing Officer and Chief Brand & Concept Innovation Officer.

Janis Emplit has been appointed to the position of Chief Operating Officer with responsibility for company and franchise operations as well as human resources. Emplit previously served as Denny’s Senior Vice President of Sales and Company Operations.

In announcing the COO appointment, Denny’s Chief Executive Officer and President Nelson Marchioli said, “Janis has provided strong leadership as we successfully realigned our field management structure and continue to implement operational excellence initiatives that are focused on inspiring and motivating our people to satisfy our guests, so they come back again and again.”

The company also announced Mark Wolfinger, Chief Financial Officer, has assumed the additional role of Chief Administrative Officer with responsibility for legal and procurement/distribution.

Additionally, Mark Chmiel, Chief Brand & Concept Innovation Officer, will serve as acting head of marketing, until a permanent appointment is made.

Denny’s is America’s largest full-service family restaurant chain, consisting of 394 company-owned units and 1,152 franchised and licensed units, with operations in the United States, Canada, Costa Rica, Guam, Mexico, New Zealand and Puerto Rico. For further information on Denny’s, including news releases, links to SEC filings and other financial information, please visit our website at www.dennys.com.